EXHIBIT (d)(22)
AMENDMENT NO. 3 TO
PORTFOLIO MANAGEMENT AGREEMENT
PACIFIC SELECT FUND
     THIS AMENDMENT made as of this 23rd day of December, 2003, among Pacific Life Insurance Company (“Adviser”), a California corporation, and Massachusetts Financial Services Company, doing business as MFS Investment Management, a corporation organized under the laws of the State of Delaware (“MFS” or “Portfolio Manager”) and Pacific Select Fund, a Massachusetts Business Trust.
WITNESSETH:
     WHEREAS, Adviser, Portfolio Manager and Pacific Select Fund are parties to that certain Portfolio Management Agreement dated January 2, 2001, as amended on April 1, 2002 and March 17, 2003 (the “Agreement”) pursuant to which Portfolio Manager furnishes portfolio management services for the series of the Pacific Select Fund listed therein, including the Global Growth Series (the “Portfolio”);
     WHEREAS, the Adviser has proposed a reorganization of the Portfolio into the International Large-Cap Series of the Pacific Select Fund, which is subject to the approval of the Portfolio’s shareholders and is expected to occur as of January 1, 2004;
     WHEREAS, in anticipation of the proposed reorganization, the Adviser seeks to change the Portfolio’s investment strategy from a global growth strategy to an international large-cap strategy, which is described in the Portfolio’s current registration statement (including any supplement thereto);
     WHEREAS, upon approval of the Portfolio’s shareholders and subject to the completion of the reorganization, the Portfolio Manager will provide investment advisory services to the International Large-Cap Series of the Pacific Select Fund on the terms set forth in the Agreement;
     WHEREAS, the parties mutually desire to amend the Agreement as set forth herein.
     NOW, THEREFORE, the parties mutually agree that the Agreement is hereby amended as follows:
     1. The Fee Schedule of the Agreement, and all references thereto set forth in Sections 1 and 5 of the Agreement, are hereby deleted and the replacement Fee Schedule attached hereto and made a part hereof, is hereby substituted in lieu thereof and made effective January 1,2004.
     3. Except as herein above modified, all other terms and provisions of the Agreement shall be and remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of 12/23, 2003.

PACIFIC LIFE INSURANCE COMPANY

Attest:	/s/ Diane N. Ledger	By:	/s/ Thomas C. Sutton
Name:	Diane N. Ledger	Name: Thomas C. Sutton
Title:	Vice President	Title: Chairman & Chief Executive Officer

Attest:	/s/ Diane N. Ledger	By:	/s/ Audrey L. Milfs

Name:	Diane N. Ledger	Name: Audrey L. Milfs
Title:	Vice President	Title: Vice President and Secretary

MFS INVESTMENT MANAGEMENT

Attest:	/s/ Christopher Bohane	By:	/s/ Stephen E. Cavan

Name:	Christopher Bohane	Name: Stephen E. Cavan
Title:	Counsel	Title: Secretary, Clerk & General Counsel

PACIFIC SELECT FUND

Attest:	/s/ Diane N. Ledger	By:	/s/ Thomas C. Sutton

Name:	Diane N. Ledger	Name: Thomas C. Sutton
Title:	Vice President	Title: Chairman & Chief Executive Officer

PACIFIC SELECT FUND
FEE SCHEDULE
MFS INVESTMENT, MANAGEMENT
(Effective January 1, 2004)
Portfolio: International Large-Cap
     The Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the International Large-Cap Portfolio according to the following calculation:
(a)	0.450% on the first $500 million of the Combined Assets as defined below,
0.400% on the next $500 million of the Combined Assets, plus
0.375% if the next $1 billion of the Combined Assets, plus
0.350% on Combined Assets above $2 billion; multiplied by
(b)	The ratio of the International Large-Cap Portfolio’s average daily net assets over the Combined Assets.
For purposes of the above calculation, “Combined Assets” means the sum of the average daily net assets of the International Large-Cap Portfolio of the Pacific Select Fund and the average daily net assets of the PF MFS International Large-Cap Fund of Pacific Funds.
Portfolio: Capital Opportunities
     The Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Capital Opportunities Portfolio at an annual rate equal to:
     Monthly Sub-Advisory Fee as a % of average daily net assets:
 For the first $300 million 0.400%
 On the next $300 million 0.375%
 On the next $300 million 0.35%
 On the next $600 million 0.325%
 Over $1.5 billion 0.25%
All Portfolios: Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.